Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-132330

Prospectus Supplement No. 1

(to Prospectus dated March 29, 2006)

16,411,694 Shares of Common Stock

The following information amends and supplements information contained in the prospectus dated March 29, 2006 filed as part of Registration Statement No. 333-132330 (the “Prospectus”), relating to the sale from time to time of up to 16,411,694 shares of our common stock, including shares of our common stock that are issuable upon the exercise of warrants. This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks referenced under “Risk Factors” on page 4 of the Prospectus, as well as the other information contained or incorporated by reference in the Prospectus or any supplement thereto, before making a decision to invest in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2010.

SELLING STOCKHOLDERS

Effective as of March 13, 2007, Bay II Resource Partners, LP, Bay Resource Partners Offshore Fund, Ltd. and Bay Resource Partners LP, named selling stockholders in the Prospectus, transferred the warrants held by them to El Coronado Holdings, LLC. Accordingly, the warrants exercisable for shares of common stock previously held by Bay II Resource Partners, LP, Bay Resource Partners Offshore Fund, Ltd. and Bay Resource Partners LP, are now owned of record by El Coronado Holdings, LLC.

Effective as of February 18, 2009, Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Biased Fund, LP and Visium Long Biased Offshore Fund, Ltd., named selling stockholders in the Prospectus, transferred the warrants held by them to Visium Balanced Master Fund, Ltd. Accordingly, the warrants exercisable for shares of common stock previously held by Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Biased Fund, LP and Visium Long Biased Offshore Fund, Ltd., are now owned of record by Visium Balanced Master Fund, Ltd.

Effective as of June 15, 2009, RA Capital Biotech Fund, LP, a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by RA Capital Biotech Fund, LP, is now owned of record by OTA LLC.

Effective as of March 30 and July 15, 2010, Biomedical Value Fund, LP, a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Biomedical Value Fund, LP, is now owned of record by OTA LLC.

Effective as of July 15, 2010, Biomedical Offshore Value Fund, Ltd., a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Biomedical Offshore Value Fund, Ltd., is now owned of record by OTA LLC.

Effective as of July 28, 2010, Healthcor Offshore, Ltd., a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Healthcor Offshore, Ltd., is now owned of record by OTA LLC.

Effective as of July 28, 2010, Healthcor, LP, a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Healthcor, LP, is now owned of record by OTA LLC.

Effective as of September 22, 2010, Harewood Nominees Ltd., a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Harewood Nominees Ltd., is now owned of record by OTA LLC.

Effective as of September 22, 2010, North American Multi Strategy Fund, a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by North American Multi Strategy Fund, is now owned of record by OTA LLC.

Effective as of September 22, 2010, BioAsia Crossover Fund, LP, a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by BioAsia Crossover Fund, LP, is now owned of record by OTA LLC.

Effective as of September 22, 2010, Vivo Ventures Fund V, LP, a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Vivo Ventures Fund V, LP, is now owned of record by OTA LLC.

Effective as of October 18, 2010, Harewood Nominees, a named selling stockholder in the Prospectus, transferred the warrant held by it to OTA LLC. Accordingly, the warrant exercisable for shares of common stock previously held by Harewood Nominees, is now owned of record by OTA LLC.

We received this information from the selling stockholders. The following table amends the table of selling stockholders beginning on page 17 of the Prospectus in order to reflect the above transactions as if they occurred on March

29, 2006. Each selling stockholder identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of its securities since the date on which it provided the information regarding the securities.

			Shares Beneficially Owned After Offering(1)
Name	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares	% of Class
El Coronado Holdings, LLC	120,000	120,000	—	—
Bay II Resource Partners, LP	71,165	71,165	—	—
Bay Resource Partners Offshore Fund, Ltd.	169,647	169,647	—	—
Bay Resource Partners LP	137,328	137,328	—	—
Visium Balanced Master Fund, Ltd.	199,999	199,999	—	—
Visium Balanced Fund, LP	228,904	228,904	—	—
Visium Balanced Offshore Fund, Ltd.	220,491	220,491	—	—
Visium Long Biased Fund, LP	37,150	37,150	—	—
Visium Long Biased Offshore Fund, Ltd.	180,121	180,121	—	—
OTA LLC	1,260,345	1,260,345	—	—
RA Capital Biotech Fund, LP	1,000,000	1,000,000	—	—
Biomedical Value Fund, LP	440,000	440,000	—	—
Biomedical Offshore Value Fund, Ltd.	476,667	476,667	—	—
Healthcor Offshore, Ltd.	1,153,750	1,153,750	—	—
Healthcor, LP	621,250	621,250	—	—
Harewood Nominees Ltd.	23,034	23,034	—	—
North American Multi Strategy Fund	69,102	69,102	—	—
BioAsia Crossover Fund, LP	30,304	30,304	—	—
Vivo Ventures Fund V, LP	299,514	299,514	—	—
Harewood Nominees	87,530	87,530	—	—

(1)	The percentages of shares owned after the offering are based on 19,549,843 shares of our common stock outstanding as of March 1, 2006, plus 2,865,665 shares of common stock obtainable upon the exercise of outstanding warrants that are registered under the Prospectus.